EXHIBIT 99.1

For Immediate Release

May 7, 2019

Investor Relations Contact: Christopher J. Brodhead Senior Vice President, Investor Relations chris.brodhead@broadstone.com 585.287.6499

Broadstone Net Lease, Inc. Reports 2019 First Quarter Performance

ROCHESTER, N.Y. – Broadstone Net Lease, Inc. (“BNL,” ”we,” or ”us”), a privately offered real estate investment trust (“REIT”) managed by Broadstone Real Estate, LLC (“Broadstone”), today filed with the Securities and Exchange Commission (“SEC”) its Quarterly Report on Form 10-Q for the three months ended March 31, 2019 (the “Q1 2019 10-Q”), which is available free of charge on the SEC’s public website and on our website at: http://investors.bnl.broadstone.com.

OPERATING HIGHLIGHTS

During the three months ended March 31, 2019, we:

-	Increased revenues to $68.4 million, compared to $55.6 million in the three months ended March 31, 2018, representing growth of $12.8 million, or 23.1%.
-

Generated net income in accordance with accounting principles generally accepted in the United States of America (“GAAP”) of $15.0 million, representing a decrease of $4.0 million, or 20.9%, compared to the three months ended March 31, 2018. Earnings per diluted share was $0.62 for the three months ended March 31, 2019, representing a decrease of $0.30 per diluted share, or 32.6%, compared to the three months ended March 31, 2018.

-

Generated funds from operations (“FFO”), a non-GAAP financial measure, of $38.9 million, representing an increase of $4.1 million, or 11.7%, compared to the three months ended March 31, 2018. FFO per diluted share was $1.62 for the three months ended March 31, 2019, representing a decrease of $0.06 per diluted share, or 3.6%, compared to the three months ended March 31, 2018.

-

Generated adjusted funds from operations (“AFFO”), a non-GAAP financial measure, of $34.2 million, representing an increase of $3.9 million, or 12.9%, compared to the three months ended March 31, 2018. AFFO per diluted share was $1.42 for the three months ended March 31, 2019, representing a decrease of $0.04 per diluted share, or 2.7%, compared to the three months ended March 31, 2018.

-

Closed five real estate acquisitions totaling $73.1 million, excluding capitalized acquisition expenses, adding 27 new properties at a weighted average initial cash capitalization rate of 7.4%. The properties acquired had a weighted average remaining lease term of 14.8 years at the time of acquisition with weighted average annual rent increases of 1.5%.

-

Sold four properties at a weighted average capitalization rate of 7.1%, for net proceeds of $10.6 million, recognizing a gain of $1.4 million above carrying value. The properties represented 0.3% of our December 31, 2018, portfolio value.

-	Received $74.9 million in investments from new and existing stockholders, of which $60.0 million was received in cash and $14.9 million was raised through our Distribution Reinvestment Plan (“DRIP”).

-	Collected more than 99% of rents due and maintained a 99.8% leased portfolio (based on rentable square footage).

“We are pleased to report that Broadstone Net Lease’s operating performance is off to a solid start in 2019,” said Chris Czarnecki, BNL’s Chief Executive Officer. “We made several accretive property acquisitions during the first quarter, while improving both our financial flexibility and liquidity by completing a $450 million seven-year term loan – one of the largest in the REIT space – and increasing our revolver capacity from $425 million to $600 million. This additional debt capital positions us to continue to execute on our growth plans for the remainder of the year.” Czarnecki continued, “While our equity cap and queue program was established to better match fund our acquisitions, certain deals that we had anticipated in setting our first quarter equity cap were delayed for reasons outside of our control. As a result, AFFO per share in the first quarter of 2019 was down slightly when compared to the first quarter of 2018. Our AFFO payout ratio for the quarter, however, remains in line with expectations. We will continue to monitor the timing of acquisitions and adjust the monthly cap as appropriate.“

FINANCIAL RESULTS

	For the three months ended
	March 31,
(in thousands, except per share data)	2019	2018
Revenues	$68,430	$55,589

Net income, including non-controlling interests	$15,022	$18,995
Net earnings per diluted share	$0.62	$0.92

FFO	$38,949	$34,858
FFO per diluted share	$1.62	$1.68

AFFO	$34,169	$30,271
AFFO per diluted share	$1.42	$1.46

Diluted Weighted Average Shares Outstanding	24,072	20,719

Revenues

Revenues increased to $68.4 million for the three months ended March 31, 2019, an increase of $12.8 million, or 23.1%, from $55.6 million for the same period in 2018. The increase in revenues in the first quarter is primarily attributable to the growth in our real estate portfolio, which was achieved through annual rent escalations associated with BNL’s same property portfolio, coupled with rental revenue generated during the first quarter of 2019 from accretive property acquisitions completed since the first quarter of 2018, and continued strong portfolio operating performance. Since the first quarter of 2018, we acquired 113 new properties for $579.4 million, excluding capitalized acquisition costs, including the acquisition of 27 new properties for $73.1 million during the first quarter of 2019. During the first quarter of 2019, we experienced greater than 99% rent collection, 99.7% occupancy (based on rentable square footage), and our weighted average annual rent increases were 2.0% as of March 31, 2019.

Net Income

Net income was $15.0 million, or $0.62 per diluted share, for the first quarter of 2019, a decrease of $4.0 million, or $0.30 per diluted share, from $19.0 million, or $0.92 per diluted share, for the first quarter of 2018. As compared to the same period in 2018, revenue growth during the first quarter of 2019 was offset by increased depreciation and amortization expense associated with a larger real estate portfolio, and by increased interest expense. The increased interest expense resulted from higher overall borrowings deployed in conjunction with property acquisitions completed since the first quarter of 2018, as well as an increase in the weighted average cost of borrowings during the same period. BNL continues to strengthen its balance sheet by more closely aligning debt maturities and lease terms, accomplished through the refinancing of shorter-term borrowings with longer duration fixed-rate debt. GAAP net income includes items such as gain or loss on sale of real estate and provisions for impairment, among others, which can vary from quarter to quarter and impact period-to-period comparisons. In the first quarter of 2019, net income included an aggregate gain on sale of real estate of $1.4 million, as compared to $3.3 million in the same period in 2018; a $1.0 million provision for impairment on investment in rental properties, as compared to none in the same period in 2018; and $0.7 million of debt extinguishment costs in conjunction with the refinancing of our $300 million unsecured term loan, as compared to none in the same period in 2018.

During the first quarter of 2019, certain deals, that had been anticipated to close when setting the first quarter’s equity cap, were delayed and are expected to close during the second quarter. This delay resulted in a leverage ratio of 40.8% as of March 31, 2019, compared to 41.7% as of March 31, 2018, and a decrease in net income per diluted share for the three months ended March 31, 2019 as compared to the three months ended March 31, 2018.

Adjusted Funds From Operations (AFFO)

AFFO increased by $3.9 million, or 12.9%, to $34.2 million for the three months ended March 31, 2019, compared to $30.3 million for the three months ended March 31, 2018. The increase in AFFO was primarily driven by growth in BNL’s real estate investment portfolio. As discussed above, this resulted from rent escalations associated with BNL’s same property portfolio, accretive acquisitions made since the first quarter of 2018, and strong portfolio operating performance. These factors were partially offset by increased interest expense during the first quarter of 2019 compared to the same period in 2018, resulting from higher overall borrowings deployed in conjunction with property acquisitions completed since the first quarter of 2018, as well as an increase in the weighted average cost of borrowings during the same period. BNL continues to strengthen its balance sheet by more closely aligning debt maturities and lease terms, accomplished through the refinancing of shorter-term borrowings with longer duration fixed-rate debt.

During the first quarter of 2019, certain deals, that had been anticipated to close when setting the first quarter’s equity cap, were delayed and are expected to close during the second quarter. This delay resulted in a leverage ratio of 40.8% as of March 31, 2019, compared to 41.7% as of March 31, 2018, and a decrease in AFFO per diluted share of $0.04, to $1.42 for the three months ended March 31, 2019, compared to $1.46 for the three months ended March 31, 2018.

REAL ESTATE PORTFOLIO UPDATE

As of March 31, 2019, we owned a diversified portfolio of 644 individual net leased commercial properties located in 42 states, and comprising approximately 19.7 million rentable square feet of operational space. As of March 31, 2019, all but three of our properties were subject to a lease, and were occupied by 161 different commercial tenants, with no single tenant accounting for more than 3.4% of our contractual rental revenue stream over the next twelve months. Properties under leases represent 99.8% of our portfolio’s rentable square footage. Our properties are used for retail, industrial, healthcare, office, and other purposes.

During the three months ended March 31, 2019, we acquired 27 properties via five transactions for $73.1 million, excluding capitalized acquisition expenses, at a weighted average initial cash capitalization rate of 7.4%. The properties acquired had a weighted average remaining lease term of 14.8 years at the time of acquisition and weighted average annual rent increases of 1.5%.

During the first quarter 2019, we sold four properties at a weighted average capitalization rate of 7.1%, for a gain of $1.4 million over carrying value. These properties represented 0.3% of our December 31,

2018 portfolio value. Our management team plans to continue to be strategic in its disposition activities, to balance the overall quality of our portfolio and capture value for stockholders. To the extent possible, we will redeploy proceeds from the sale of real estate on a tax-deferred basis pursuant to 1031 exchanges.

Based on current market conditions, anticipated equity and debt capital raises, and available capacity under our credit facilities, we anticipate deploying approximately the same amount of capital in the form of acquisitions in 2019 as in 2018.

CAPITAL MARKETS ACTIVITIES

During the three months ended March 31, 2019, we raised $74.9 million in new capital investments from stockholders, of which $60.0 million was received in cash and $14.9 million was raised through our Distribution Reinvestment Plan (“DRIP”). Approximately 48.6% of shares of our common stock and membership units in the Operating Company outstanding as of March 31, 2019, participate in our DRIP.

In addition to continued equity raises, on February 27, 2019, we entered into a $450 million seven-year unsecured term loan agreement. At closing, we borrowed $300 million and used the proceeds to fully repay an unsecured term loan that was set to mature in 2020. The remaining $150 million can be drawn during a six-month delayed draw period ending August 27, 2019. The 2019 unsecured term loan agreement contains an accordion feature that can increase the facility size up to a total of $550 million of available capacity. Additionally, on February 28, 2019, we amended our unsecured credit facility to increase the amount available under the revolver from $425 million to $600 million.

At quarter end, our total outstanding debt principal totaled $1.44 billion, providing a leverage ratio of approximately 40.8% of the approximate market value of our assets.

We continue to utilize a cap and queue program for new and additional investments in shares of our common stock. The monthly cap only applies to new or additional investments, and not to investments made pursuant to our DRIP or equity capital received in connection with UPREIT transactions. For the months of May 2019 through July 2019, new and additional investments will be capped at $20 million per month.

DETERMINED SHARE VALUE

At its May 7, 2019, meeting, the Independent Directors Committee (“IDC”) of BNL’s Board of Directors voted to increase the Determined Share Value (“DSV”) to $86.00 per share for the period from May 1, 2019, through July 31, 2019. Prior to this action, the DSV had been $85.00 per share. BNL follows a rigorous process that begins with determining the estimated gross value of its real estate, and then adjusts for other tangible assets and liabilities to arrive at an estimate of net asset value (“NAV”), which serves as the basis for the IDC’s setting of the DSV. At $86.00 per share, the implied capitalization rate for our portfolio is 6.7% as of March 31, 2019. The DSV is established in good faith by the IDC based on the NAV of our portfolio, input from management and third-party consultants, and such other factors as the IDC may determine. Additional information regarding our valuation policy and procedures, and the determination of the DSV by the IDC, is available in our 2018 Form 10-K filed with the SEC on March 14, 2019.

DISTRIBUTIONS

At its May 7, 2019 meeting, our Board of Directors declared monthly distributions of $0.44 per share of our common stock and unit of membership interest in the Operating Company to be paid by us to our stockholders and members of the Operating Company (other than us) of record as follows:

Dividend Per Share/Unit	Record Date	Payment Date (on or before)
$0.44	May 30, 2019	June 14, 2019
$0.44	June 27, 2019	July 15, 2019
$0.44	July 30, 2019	August 15, 2019

Investors may purchase additional shares of our common stock through cash investment (and the completion of a supplemental subscription agreement) or by electing to reinvest their distributions through the DRIP. The purchase price for shares of our common stock acquired through the DRIP will be 98% of the DSV.

WEBCAST INFORMATION

We will discuss first quarter 2019 results during our presentations at our 2019 Annual Meeting of Shareholders (“Annual Meeting”) on Tuesday, May 7 at 3 PM ET. To access the live webcast, please visit: https://www.broadstone.com/BNL/AM2019/. A replay of the meeting will be available via this same link, through May 21, 2019.

INVESTOR PRESENTATION

Our current investor presentation and supplemental materials for our first quarter 2019 financial and operating results are available at http://investors.bnl.broadstone.com. This site also offers the capability to sign up for automated email alerts when BNL issues public filings of any kind.

About Broadstone Net Lease, Inc.

BNL invests in freestanding, single-tenant, net leased commercial properties located throughout the United States, primarily via sale and leaseback, lease assumption, and UPREIT transactions. UPREIT transactions (where “UPREIT” means “umbrella partnership real estate investment trust”) provide a tax deferred exit strategy for owners of real estate who might otherwise recognize a significant taxable gain in a cash sale of a highly appreciated property with a low tax cost basis. With a diversified portfolio of 644 retail, healthcare, industrial, office, and other properties in 42 states as of March 31, 2019, the REIT targets individual or portfolio acquisitions within the $5 million to $300 million range.

There are currently more than 3,200 stockholders in BNL, which is externally managed by Broadstone Real Estate, LLC. BNL remains open for new investment by accredited investors on a monthly basis, with a minimum direct investment of $500,000. Shares are offered directly by BNL via private placement. For additional information about BNL, please visit its corporate website at http://investors.bnl.broadstone.com.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," “should,” "expect," "intend," "anticipate," "estimate," “would be,“ "believe," "continue," or other similar words. Forward-looking statements involve known and unknown risks, which may cause our actual future results to differ materially from expected results, including risks related to general economic conditions, local real estate conditions, tenant financial health, property acquisitions and the timing of these acquisitions, and the availability of capital to finance planned growth, among others, as described in our filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of our current operating plans and estimates as of the dates indicated. Actual operating results may differ materially from what is expressed or forecast in this press release. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Notice Regarding Non-GAAP Financial Measures

In addition to our reported results and net earnings per diluted share, which are financial measures presented in accordance with GAAP, this press release and the referenced investor presentation and supplemental financial and operating materials contain and may refer to certain non-GAAP financial measures, including Funds from Operations, or FFO, and Adjusted Funds from Operations, or AFFO. We believe the use of FFO and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure, and should be considered in addition to, and not in lieu of, GAAP financial measures. A reconciliation of FFO and AFFO to the most directly comparable GAAP financial measure and statements of why management believes these measures are useful to investors are included below and in the investor presentation materials that are referenced above.

Broadstone Net Lease, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except per share amounts)

	March 31, 2019	December 31, 2018
Assets
Accounted for using the operating method, net of accumulated depreciation	$2,682,996	$2,641,746
Accounted for using the direct financing method	41,975	42,000
Investment in rental property, net	2,724,971	2,683,746
Cash and cash equivalents	11,726	18,612
Restricted cash	1,434	377
Accrued rental income	73,618	69,247
Tenant and other receivables, net	1,376	1,026
Tenant and capital reserves	1,149	1,136
Prepaid expenses and other assets	4,821	2,803
Interest rate swap, assets	8,737	17,633
Intangible lease assets, net	287,189	286,258
Debt issuance costs – unsecured revolver, net	3,277	2,261
Leasing fees, net	13,645	13,698
Total assets	$3,131,943	$3,096,797

Liabilities and equity
Unsecured revolver	$139,900	$141,100
Mortgages and notes payable, net	72,004	78,952
Unsecured term notes, net	1,222,095	1,225,773
Interest rate swap, liabilities	5,549	1,820
Accounts payable and other liabilities	24,149	22,269
Due to related parties	52	114
Tenant improvement allowances	2,697	2,125
Accrued interest payable	8,391	9,777
Intangible lease liabilities, net	85,080	85,947
Total liabilities	1,559,917	1,567,877

Equity
Broadstone Net Lease, Inc. stockholders' equity:
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value; 80,000 shares authorized, 22,876 and 22,014 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively	23	22
Additional paid-in capital	1,630,417	1,557,421
Subscriptions receivable	(225)	—
Cumulative distributions in excess of retained earnings	(170,847)	(155,150)
Accumulated other comprehensive income	3,018	14,806
Total Broadstone Net Lease, Inc. stockholders’ equity	1,462,386	1,417,099
Non-controlling interests	109,640	111,821
Total equity	1,572,026	1,528,920
Total liabilities and equity	$3,131,943	$3,096,797

Broadstone Net Lease, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income

(in thousands, except per share amounts)

	For the three months ended March 31,
	2019	2018
Revenues
Lease revenues	$68,430	$55,589

Operating expenses
Depreciation and amortization	24,310	19,202
Asset management fees	5,120	4,143
Property management fees	1,885	1,517
Property and operating expense	4,390	2,619
General and administrative	1,103	1,330
State and franchise tax	443	243
Provision for impairment of investment in rental properties	1,017	—
Total operating expenses	38,268	29,054

Other income (expenses)
Preferred distribution income	—	188
Interest income	1	110
Interest expense	(15,828)	(11,177)
Cost of debt extinguishment	(713)	—
Gain on sale of real estate	1,400	3,339
Net income	15,022	18,995
Net income attributable to non-controlling interests	(1,084)	(1,422)
Net income attributable to Broadstone Net Lease, Inc.	$13,938	$17,573

Weighted average number of common shares outstanding
Basic	22,335	19,167
Diluted	24,072	20,719
Net earnings per common share
Basic and diluted	$0.62	$0.92

Comprehensive income
Net income	$15,022	$18,995
Other comprehensive (loss) income
Change in fair value of interest rate swaps	(12,624)	16,955
Realized gain on interest rate swaps	(81)	—
Comprehensive income	2,317	35,950
Comprehensive income attributable to non-controlling interests	(167)	(2,692)
Comprehensive income attributable to Broadstone Net Lease, Inc.	$2,150	$33,258

Reconciliation of Non-GAAP Measures

The following is a reconciliation of net income to FFO and AFFO for the three months ended March 31, 2019 and 2018. Also presented is the weighted average number of shares of our common stock and noncontrolling membership units in the Operating Company used for the basic and diluted per share computation:

	For the three months ended
(in thousands, except per share data)	March 31,
	2019	2018
Net income	$15,022	$18,995
Real property depreciation and amortization	24,310	19,202
Gain on sale of real estate	(1,400)	(3,339)
Provision for impairment on investment in rental properties	1,017	—
FFO	$38,949	$34,858
Capital improvements / reserves	(49)	(49)
Straight-line rent adjustment	(5,143)	(5,141)
Cost of debt extinguishment	713	—
Amortization of debt issuance costs	553	461
Amortization of net mortgage premiums	(35)	(36)
Gain on interest rate swaps and other non-cash interest expense	(81)	—
Amortization of lease intangibles	(738)	178
AFFO	$34,169	$30,271

Diluted WASO	24,072	20,719

Net earnings per share, basic and diluted	$0.62	$0.92
FFO per diluted share	1.62	1.68
AFFO per diluted share	$1.42	$1.46

Our reported results and net earnings per dilutive share are presented in accordance with GAAP. We also disclose Funds from Operations, or FFO, and Adjusted Funds from Operations, or AFFO, each of which are non-GAAP measures. We believe the use of FFO and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

We compute FFO in accordance with the standards established by the Board of Governors of Nareit, the worldwide representative voice for REITs and publicly traded real estate companies with an interest in the U.S. real estate and capital markets. Nareit defines FFO as GAAP net income or loss adjusted to exclude net gains (losses) from sales of certain depreciated real estate assets, depreciation and amortization expense from real estate assets, gains and losses from change in control, and impairment charges related to certain previously depreciated real estate assets. To derive AFFO, we modify the Nareit computation of FFO to include other adjustments to GAAP net income related to certain non-cash revenues and expenses, including straight-line rents, cost of debt extinguishments, amortization of debt issuance costs, amortization of net mortgage premiums, amortization of lease intangibles, (gain) loss on interest rate swaps and other non-cash interest expense, extraordinary items and other specified non-cash items. We believe that such items are not a result of normal operations and thus we believe excluding such items assists management and investors in distinguishing whether changes in our operations are due to growth or decline of operations at our properties or from other factors.

Our leases include rents that increase over the term of the lease to compensate us for anticipated increases in market rentals over time. Our leases do not include significant front-loading or back-loading of payments or significant rent-free periods. Therefore, we find it useful to evaluate rent on a contractual basis as it allows for comparison of existing rental rates to market rental rates. Additionally, we exclude the amortization of lease intangibles. We exclude these costs from AFFO because they are upfront expenses that are recognized in conjunction with an acquisition, and therefore, are not indicative of ongoing operational results of the portfolio. We also exclude costs or gains recorded on the extinguishment of debt, non-cash interest expense and gains, and the amortization of debt issuance costs and net mortgage premiums as they are not indicative of ongoing operational results of the portfolio. We use AFFO as a measure of our performance when we formulate corporate goals.

FFO is used by management, investors, and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers, primarily because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. We believe that AFFO is a useful supplemental measure for investors to consider because it will help them to better assess our operating performance without the distortions created by non-cash revenues or expenses. FFO and AFFO may not be comparable to similarly titled measures employed by other REITs, and comparisons of our FFO and AFFO with the same or similar measures disclosed by other REITs may not be meaningful.

Neither the SEC, nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate FFO and AFFO. In the future, the SEC, or another regulatory body may decide to standardize the allowable adjustments across the REIT industry and in response to such standardization we may have to adjust our calculation and characterization of FFO and AFFO accordingly.